EXHIBIT 21
                         Subsidiaries of the Registrant

Auto-trol Technology Corporation, a Colorado corporation, has the following subsidiaries, incorporated in the jurisdictions noted and doing business under the names indicated:

   Subsidiary                                  Jurisdiction of Incorporation
   ----------                                  -----------------------------
   Auto-trol International Corporation                     Colorado
   Centra 2000, Inc.                                       Colorado
   Auto-trol Technology (Canada) Ltd.                      Alberta
   Auto-trol Advertising, Inc.                             Colorado
   Auto-trol Technology GmbH                               Germany
   Centra Technology Ltd.                               United Kingdom